EXHIBIT 12

                             Linens 'n Things, Inc.
                             Computation of Ratio of
                            Earnings to Fixed Charges
                                 (in Thousands)

                                                     1996       1995       1994       1993        1992
                                                     ----       ----       ----       ----        ----
NET EARNINGS
Net Income (Loss) ..............................   $ 15,039   $    (34)   $ 17,198   $ 11,719   $ (1,201)
Income taxes ...................................     10,952      1,108      11,874      8,619       (310)
Interest expense, excluding capitalized interest      4,692      7,059       3,170      1,398      1,301
Portion of rents deemed representative
   of interest factor (1/3) ....................     17,774     12,946       9,504      7,104      5,935
                                                   --------   --------    --------   --------   --------
                                                   $ 48,457   $ 21,079    $ 41,746   $ 28,840   $  5,725
                                                   ========   ========    ========   ========   ========

FIXED CHARGES
Gross interest expense .........................      4,692      7,059       3,170      1,398      1,301
Portion of rents deemed representative
   of interest factor (1/3) ....................     17,774     12,946       9,504      7,104      5,935
                                                   --------   --------    --------   --------   --------
                                                   $ 22,466   $ 20,005    $ 12,674   $  8,502   $  7,236
                                                   ========   ========    ========   ========   ========
RATIO OF EARNINGS TO FIXED CHARGES .............       2.16       1.05        3.29       3.39       0.79
                                                   ========   ========    ========   ========   ========